PRESS RELEASE

PLANTRONICS ANNOUNCES 1 MILLION SHARE REPURCHASE PROGRAM

FOR INFORMATION, CONTACT: Jon Alvarado Treasury and Investor Relations Manager (831) 458-7533	FOR IMMEDIATE RELEASE February 17, 2005

Santa Cruz, California (February 17, 2005) Plantronics, Inc., (NYSE: PLT) today announced that it had completed purchases under its former stock repurchase program and has authorized a new 1,000,000-share program. Pursuant to the Stock Repurchase Program, the Company will, from time to time, purchase shares of its common stock, depending upon market conditions, in open market or privately negotiated transactions. Barbara V. Scherer, Senior Vice President and Chief Financial Officer of Plantronics, noted, "Plantronics continues to generate positive cash flow and we believe it is prudent to use a portion of this cash to increase shareholder value through the repurchase of our stock. We purchase shares when we believe it should be strongly accretive to EPS to do so compared with alternative investment choices."

"Headsets have become mainstream; Plantronics alone shipped 22.5 million last year, up 64% from 2003. Despite that increase in the number of people using our products, adoption remains low and the addressable market opportunity remains compelling. We are thus optimistic about the long term opportunity for growth in our markets," stated Ken Kannappan, President and CEO of Plantronics. "Our Board of Directors believes that Plantronics stock presents an attractive investment for the Company and its stockholders," Kannappan concluded.

About Plantronics
Plantronics introduced the first lightweight communications headset in 1962 and is recognized as the world leader in communications headsets. A publicly held company with approximately 3,900 employees, Plantronics is the leading provider of headsets to telephone companies and the business community worldwide.

Plantronics headsets are also used widely in many Fortune 500 corporations and have been featured in numerous motion pictures and high-profile events, including Neil Armstrong’s historic "One small step for man" transmission from the moon in 1969. Plantronics, Inc., headquartered in Santa Cruz, California, was founded in 1961 and maintains offices in 20 countries. Plantronics products are sold and supported through a worldwide network of authorized Plantronics marketing partners. Information about the company and its products can be found at www.plantronics.com or by calling (800) 544-4660.

Forward-Looking Statements

This press release contains forward-looking statements that are subject to risks and uncertainties, including the statements in the second paragraph of this release that the Company continues to generate positive cash flow, repurchase of Company stock constitutes an opportunity to increase shareholder value, and that the repurchase of our stock represents an attractive investment. There are important factors that could cause actual results to differ materially from those anticipated by any such statements. These risks include, but are not limited to: 1) failure to achieve the anticipated levels of cash generation due to lower sales, increased costs, higher inventories, slow collection of accounts receivable or other factors; 2) increases in the yield which could be obtained from alternative investment of the funds used to repurchase stock; 3) an increased need for cash reserves beyond the levels presently anticipated, and 4) failure of adoption of headsets by office professionals and others to increase. For more information concerning these and other possible risks, please refer to the Company’s Form 10-K filed on May 26, 2004, filings on Form 10-Q and other filings with the Securities and Exchange Commission as well as recent press releases. These filings can be accessed over the Internet at www.sec.gov/edgar/searchedgar/companysearch.html .. Plantronics disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this release.

Plantronics is a registered trademark of Plantronics, Inc. All other products or service names mentioned herein are trademarks of their respective owners.

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